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BARRISTER GLOBAL SERVICES NETWORK, INC.


EXHIBIT NO. 23.1

INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Barrister Global Services Network, Inc.:



We consent to the incorporation by reference in the registration statements (Nos. 33-8749 and 333-89947) on Form S-8 of Barrister Global Services Network, Inc. of our report dated June 26, 2000, relating to the statement of operations, stockholders' equity, and cash flows of Barrister Global Services Network, Inc. for the year ended March 31, 2000, and the related schedule for the year ended March 31, 2000, which report appears in the March 31, 2002 annual report on Form 10-K of Barrister Global Services Network, Inc.




KPMG LLP
Buffalo, New York
June 24, 2002




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